UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2013

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718 New York, NY	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 201-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On October 16, 2013, Fusion Telecommunications International, Inc. (“Fusion” and together with its subsidiaries, the “Company”) executed a letter of intent (the “LOI”) with two private funds (collectively, the “Lenders”).  The LOI outlines the terms for a senior debt investment by the Lenders (including any co-investors identified by the Lenders) of $30 million in connection with the Company’s proposed acquisition of assets (the “Proposed Acquisition”) constituting the business currently operated by Broadvox Go! LLC and Cypress Communications, LLC (collectively, “Broadvox/Cypress”).  The Proposed Acquisition was previously reported in the Company’s Current Report on Form 8-K filed September 4, 2013.

Under the terms of the LOI, the senior debt investment is expected to be comprised of five-year senior notes to be issued by a newly formed subsidiary of Fusion and guaranteed by Fusion and other named subsidiaries, aggregating $30 million and bearing interest at rates ranging from 10% to 13.0% with a weighted average interest rate of 11.45% (the “Notes”).  Annual principal payments of $0.6 million, payable monthly, would commence one year following the issuance of the Notes, with the remainder due at maturity.  The Notes are expected to contain customary covenants covering, among other things, (i) limitations on indebtedness, liens, restricted payments and investments, capital expenditures, mergers, acquisitions and dividends; (ii) minimum earnings before interest, taxes, depreciation and amortization; (iii) a minimum fixed charge coverage ratio; and (iv) a maximum leverage ratio.  It is anticipated that the Notes will be secured by senior or junior liens on all of the assets of the Company, in parity with the $16.5 million of senior notes issued to the Lenders on October 29, 2012 (the “Prior Notes”).  Upon closing of the sale of the Notes, it is also anticipated that (a) the Company will pay the Lenders a fee equal to 2% of the total amount of the Notes and (b) Fusion will issue to the Lenders warrants to purchase shares of Fusion’s common stock in an amount equal to 6.75% of the outstanding common stock of Fusion at the time of issuance of the Notes, as adjusted for common shares issuable upon the exercise of certain “in the money” stock options and the conversion of then outstanding preferred stock. The Company previously issued the Lenders warrants to purchase up to 5% of the then outstanding common stock of Fusion in connection with the sale of the Prior Notes.

The Lenders’ obligation to consummate the debt agreement and advance proceeds under the senior notes is subject to a number of preconditions, including but not limited to, completion of due diligence acceptable to the Lenders, the Company’s adherence to certain financial conditions and formulae, successful completion of an equity raise by the Company of not less than $6.5 million, the negotiation and execution of mutually acceptable loan documents with the Lenders, and the Company’s consummation of the Proposed Acquisition on substantially the terms set forth in the executed transaction documentation.

Forward–Looking Statements

This report regarding the Company’s business and operations includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1996.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “intend” or “estimate” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business.  The primary risk attributable to the Company is its ability to raise new and continued capital to execute its comprehensive business strategy.  Additional risks include uncertainties associated with the Company’s ability to comply with its senior debt agreements, the integration of businesses following an acquisition, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, the termination of any of the Company’s significant contracts or partnerships, the Company’s inability to maintain working capital requirements to fund future operations, or the Company’s ability to attract and retain highly qualified management, technical and sales personnel, and the other factors identified by us from time to time in the Company’s filings with the SEC.  However, the risks included should not be assumed to be the only things that could affect future performance.  We may also be subject to disruptions, delays in collections, or facilities closures caused by potential or actual acts of terrorism, natural disasters or government security concerns.

All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of the date thereof, and we assume no obligation to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

October 22, 2013	By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
President, COO and Acting CFO